Exhibit 21

UNITED RENTALS, INC. & SUBSIDIARIES

The entities that are indented are subsidiaries of the entity under which they are indented. Except as otherwise indicated, 100 percent of the voting equity of each of the subsidiaries listed below is owned by its parent.

Name of Company	Jurisdiction of Incorporation
UNITED RENTALS, INC. (f/k/a United Rentals Holdings, Inc.)	Delaware

A. United Rentals Trust I	Delaware

B. United Rentals (North America), Inc. (f/k/a United Rentals, Inc.)	Delaware

1. Info Manager, Inc.	Texas

2. United Rentals Northwest, Inc. (f/k/a High Reach, Inc.)	Oregon

a. United Rentals Highway Technologies Gulf, LLC (f/k/a United Rentals Highway Technologies Gulf, Inc.)	Delaware

(i) United Rentals of Canada, Inc.	Canada

b. United Rentals (Delaware), Inc.	Delaware

(i) United Rentals of Nova Scotia (No.1), ULC	Nova Scotia

(ii) United Rentals of Nova Scotia (No.2), ULC	Nova Scotia

(y) United Rentals Financing Limited Partnership (United Rentals of Nova Scotia (No. 1), ULC is 96.807% General Partner and United Rentals of Nova Scotia (No. 2), ULC is 3.193% Limited Partner)	Delaware

(z) UR Canadian Financing Partnership (United Rentals Financing Limited Partnership is 99.898% Managing Partner, United Rentals Nova Scotia (No.2), ULC is 0.102% Non-Managing Partner)	Nova Scotia

3. United Rentals Realty, LLC (United Rentals (North America), Inc. is the sole member and United Rentals, Inc. is the manager)	Delaware

4. United Rentals Receivables LLC II (United Rentals (North America), Inc. is the sole member and United Rentals, Inc. is the manager)	Delaware

5. Wynne Systems, Inc.	California

a. Wynne Systems EMEA (Wynne Systems, Inc. owns 99.83871%, United Rentals (North America), Inc. owns 0.16129%)	Belgium